Exhibit 99.1

Strategic Acquisition Reinforces Lockheed Martin's Commitment to Expanding Advanced Satellite Manufacturing and Responsive Space Capabilities

BETHESDA, Md., Aug. 15, 2024 /PRNewswire/ -- Lockheed Martin [NYSE: LMT] today announced the signing of a definitive agreement to acquire Terran Orbital [NYSE: LLAP], a global leader of satellite-based solutions primarily supporting the aerospace and defense industries.

Terran Orbital brings a high throughput, robotic manufacturing capacity and high-performing modular space vehicle designs. Combined with Lockheed Martin's record of performance and innovation, this transaction will usher in an even broader range of capabilities and value for customers. Lockheed Martin uses Terran Orbital's satellites for its work, most notably with the Space Development Agency's Transport and Tracking Layer programs, and in several of its self-funded technology demonstrations.

"We've worked with Terran Orbital for more than seven years on a variety of successful missions," said Robert Lightfoot, president, Lockheed Martin Space. "Their capabilities, talent and business momentum align with Lockheed Martin Space's strategic plans – and we're looking forward to welcoming them to our team. Our customers require advanced technology and even faster product development, and that's what we can achieve together."

The transaction stands to pave a path for further advancement, as Lockheed Martin continues to invest in technology, people, and capacity to support future customer needs.

"This transaction combines our strengths and expertise," said Marc Bell, chairman, CEO, and co-founder of Terran Orbital. "This move will open new opportunities for growth and innovation, and we couldn't be more excited about the future. Access to Lockheed Martin's incredible engineers and world class facilities will only accelerate our business plan to provide low-cost, high-value solutions to our ever-growing customer base."

Transaction Details

The enterprise value of the transaction is approximately $450 million. Lockheed Martin will acquire Terran Orbital for $0.25 in cash for each outstanding share of common stock and retire its existing debt. This transaction also provides for Lockheed Martin and other current Terran Orbital creditors establishing a new, $30 million working capital facility that has been put in place as of signing.

The transaction is expected to close in fourth quarter of 2024 and is subject to the satisfaction of customary closing conditions, including regulatory and Terran Orbital stockholder approvals. Upon closing, Terran Orbital will remain a commercial merchant supplier to industry.

Proven Spacecraft Portfolio and Technology

Terran Orbital has a track record of supporting more than 80 missions over the past decade for government and commercial customers with complex mission requirements, from low earth orbit to the Moon and beyond. As of today, Lockheed Martin is Terran Orbital's largest customer. This longstanding working relationship between the companies underpins a strong cultural alignment and ability to recognize synergies between the two businesses.

Terran Orbital joined the Lockheed Martin Ventures (LM Ventures) portfolio – a fund that makes investments in technology innovations to drive growth in existing, adjacent and new segments for the company – with an initial investment in 2017. LM Ventures has since made two additional investments in Terran Orbital in 2020 and 2022. This marks the first LM Ventures company that Lockheed Martin has sought to acquire since founding the fund in 2007.

About Lockheed Martin

Lockheed Martin is a global defense technology company driving innovation and advancing scientific discovery. Our all-domain mission solutions and 21st Century Security vision accelerate the delivery of transformative technologies to ensure those we serve always stay ahead of ready. More information at www.Lockheedmartin.com.

About Terran Orbital

Terran Orbital is a leading manufacturer of satellite products primarily serving the aerospace and defense industries. Terran Orbital provides end-to-end satellite solutions by combining satellite design, production, launch planning, mission operations, and on-orbit support to meet the needs of the most demanding military, civil, and commercial customers. Learn more at www.terranorbital.com.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Terran Orbital Corporation ("Terran Orbital") by Lockheed Martin Corporation ("Lockheed Martin"). In connection with the proposed transaction, Terran Orbital intends to file with the Securities and Exchange Commission (the "SEC") a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Terran Orbital intends to mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. STOCKHOLDERS OF TERRAN ORBITAL ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT TERRAN ORBITAL FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement, the preliminary proxy statement and any other documents filed by Terran Orbital with the SEC may be obtained free of charge at the SEC's website at www.sec.gov or at Terran Orbital's website at www.terranorbital.com.

Participants in the Solicitation

Terran Orbital, Lockheed Martin and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Terran Orbital's stockholders with respect to the proposed transaction. Information regarding the identity of participants in the solicitation of proxies, and their direct or indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction. Additional information about Terran Orbital's directors and executive officers and their ownership of Terran Orbital common stock is set forth in Terran Orbital's definitive proxy statement for its 2024 annual meeting of stockholders filed with the SEC on April 10, 2024 (the "Terran Orbital 2024 Proxy Statement"), under "Board of Directors and Corporate Governance," "Executive Officers," "Executive Compensation" and "Security Ownership of Certain Beneficial Owners and Management." To the extent that holdings of Terran Orbital's securities by directors and executive officers have changed since the amounts disclosed in the Terran Orbital 2024 Proxy Statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 and Statements of Changes in Ownership on Form 4 filed with the SEC. Information about Lockheed Martin's directors and executive officers is set forth in Lockheed Martin's definitive proxy statement for its 2024 annual meeting of stockholders filed with the SEC on March 15, 2024 (the "Lockheed Martin 2024 Proxy Statement"), under "Director Nominees," "Executive Compensation" and "Security Ownership of Management and Certain Beneficial Owners." To the extent holdings of Lockheed Martin's securities by directors and executive officers have changed since the amounts disclosed in the Lockheed Martin 2024 Proxy Statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 and Statements of Changes in Ownership on Form 4 filed with the SEC. You can obtain free copies of these documents at the SEC's website at

www.sec.gov or by accessing the respective companies' websites at www.terranorbital.com (Terran Orbital) and www.lockheedmartin.com (Lockheed Martin).

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of the federal securities laws, and are based on Lockheed Martin's and Terran Orbital's current expectations and assumptions, including, among other things, statements regarding the proposed transaction and the expected benefits of the proposed transaction; the anticipated timing of the proposed transaction and financing of the proposed transaction; and the future performance of Lockheed Martin's or of Terran Orbital's business if the proposed transaction is completed. The words "believe," "estimate," "anticipate," "project," "intend," "expect," "plan," "outlook," "will," "should," "could," "scheduled," "forecast," and similar expressions are intended to identify forward-looking statements. There can be no assurance that the proposed transaction or any other future events will occur as anticipated, if at all, or that actual results will be as expected. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as: the failure to obtain, delays in obtaining, or adverse conditions contained in any required regulatory or other approvals for consummation of the proposed transaction, the possibility that Terran Orbital stockholders may not approve the proposed transaction; the failure to consummate or a delay in consummating the proposed transaction for other reasons; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement related to the proposed transaction; Lockheed Martin's or Terran Orbital's business being disrupted due to transaction-related uncertainty; the diversion of Terran Orbital's management's or employees' attention during the pendency of the proposed transaction from Lockheed Martin's or Terran Orbital's ongoing business operations and other opportunities; the failure to successfully and timely integrate Terran Orbital and realize the benefits of the proposed transaction; the risk of litigation relating to the proposed transaction; competitive responses to the proposed transaction; unexpected liabilities, costs, charges or expenses resulting from the proposed transaction; and potential adverse reactions or changes to business relationships from the announcement or completion of the proposed transaction. These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see Lockheed Martin's filings with the SEC, including, but not limited to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" in Lockheed Martin's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, and Terran Orbital's filings with the SEC, including, but not limited to, Terran Orbital's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 1, 2024, its Quarterly Report on Form 10-Q for the quarter ended June 30,

2024 filed with the SEC on August 12, 2024, and the prospectus supplements dated September 18, 2023 and July 23, 2024, each related to its Registration Statement on Form S-3, as amended (File No. 333-271093), which was declared effective by the SEC on April 18, 2023. Lockheed Martin's filings may be accessed through the investor relations page of its website, www.lockheedmartin.com/investor or through the website maintained by the SEC at www.sec.gov. Terran Orbital's filings may be accessed through the investor relations page of its website, www.investors.terranorbital.com or through the website maintained by the SEC at www.sec.gov. Except where required by applicable law, each of Lockheed Martin and Terran Orbital expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.